Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      We have issued our report dated June 1, 2007, accompanying the financial statements of Bioheart, Inc. and Subsidiaries (a Development Stage Company) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
Fort Lauderdale, Florida
July 10, 2007